B of I Holding, Inc. Reports Strong Third Quarter Operating Results

Net Income Increases by 32% to Record Levels as Company Expands Operations; Successful Dutch-Auction IPO Completed During Third Quarter

SAN DIEGO, CA -- 05/09/2005 -- B of I Holding, Inc. (NASDAQ: BOFI) (B of I), parent of Bank of Internet USA (Bank), a consumer-focused, nationwide savings bank operating primarily over the Internet, today announced unaudited operating results for its third quarter ended March 31, 2005. B of I achieved a record level of net income for the quarter ended March 31, 2005, of $859,000, an increase of 32% from $649,000 earned in the three months ended March 31, 2004. Diluted earnings per share for the quarter ended March 31, 2005, was $0.13, compared to $0.12 for the quarter ended March 31, 2004. For the nine months ended March 31, 2005, net income totaled $2,034,000, a record level of nine-month earnings and an increase of 45% from the $1,399,000 recorded during the nine-month period ended March 31, 2004. Diluted earnings per common share for the nine months ended March 31, 2005, was $0.32, compared to $0.26 for the nine months ended March 31, 2004.

B of I had total assets of $532.9 million at March 31, 2005, an increase of 32% from $405.0 million in total assets at June 30, 2004, the end of its last fiscal year. Deposits grew to $323.4 million and loans grew to $403.8 million at March 31, 2005, up 20% and 14%, respectively, from their levels at June 30, 2004. B of I has been purchasing mortgage-backed securities during the last nine months and increased investment securities available for sale from zero at June 30, 2004, to $76.8 million at March 31, 2005.

B of I completed its initial public offering of common stock on March 14, 2005, and raised net proceeds of $31.4 million from the issuance of 3,052,174 shares at $11.50 per share. B of I used the proceeds to prepay a $5.0 million note payable and contributed to-date $15.0 million in additional capital to the Bank. The remaining proceeds are expected to be used in the future to provide additional capital to support the growth of the Bank and for general corporate purposes.

The increase in the earnings during the 2005 quarter was primarily due to growth in average interest earning assets, which grew to $498.8 million, up 53% from average interest earning assets of $326.4 million during the quarter ended March 31, 2004. Net interest margin for the 2005 quarter declined 14 basis points to 1.88%, compared to 2.02% for quarter ended March 31, 2004. The decline in net interest margin can be primarily attributed to the addition of lower-rate, shorter duration loans and mortgage-backed securities as a percent of interest earning assets and the growth of long-term higher-rate time deposits and advances as a percent of interest-bearing liabilities. The efficiency ratio for the 2005 quarter improved to 42.7%, compared to 44.0% for the quarter ended March 31, 2004. The efficiency ratio improved as a result of increasing net interest income by $699,000 compared to the 2004 quarter, while increasing operating expenses (non-interest expense) by only $201,000.

B of I asset quality continues to be strong with no nonperforming assets and no classified assets at March 31, 2005.

Gary Lewis Evans, President and CEO of B of I and the Bank, said, "We are very proud of our two major accomplishments this quarter. First, through our successful Dutch-auction IPO, we added the new capital we need to continue our growth of assets and earnings. Second, we posted our highest quarterly earnings since opening the Bank on July 4, 2000."

As a result of B of I's public offering of its common stock and the contribution of capital through March 31, 2005, the Bank is positioned for asset growth with a Tier 1 leverage capital ratio and a Total risked-based capital ratio of 10.16% and 17.05%, respectively, well above their 5.00% and 10.00% respective regulatory requirements, with additional capital available at B of I for future growth.

Mr. Evans added, "We welcome our new shareholders and we look forward to executing our plans to continue to leverage our Internet-based infrastructure, improve our back office processes and focus on efficient gathering of high-quality assets and deposits."

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. (the Company) is the holding company of Bank of Internet USA and trades on NASDAQ (National Market) under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single-family loans and securities. Bank of Internet offers its products through its websites at www.BofI.com and www.ApartmentBank.com which include deposit accounts like free interest-bearing checking accounts with online paid check copies, bill payment, account statements, ATM or Visa® Check Card and ATM Fee reimbursement anywhere in the world.

Forward-Looking Statements

Certain statements contained herein that are not based on historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company's business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                           BofI HOLDING, INC.
              SELECTED CONSOLIDATED FINANCIAL INFORMATION
             (Dollars in thousands, except per share data)

                                       March 31,    June 30,     March 31,
                                         2005         2004         2004
                                      ----------   ----------   ----------

Selected Balance Sheet Data:
Total assets                          $  532,941   $  405,039   $  364,163

Loans held for investment, net of
 allowance for loan losses               403,759      355,261      297,392
Loans held for sale, at cost                              435        1,634
Allowance for loan losses                  1,230        1,045          900
Investment securities, including
 mortgage-backed securities               84,762        3,665          287
Total deposits                           323,393      269,841      258,563
Advances from the FHLB                   134,533      101,446       74,417
Note payable                                            1,300        2,800
Junior subordinated debentures             5,155
Total stockholders’ equity                67,615       31,759       27,792

                       At or For the Three Months At or For the Nine Months
                              Ended March 31,          Ended March 31,
                         -----------------------   -----------------------

                            2005         2004         2005         2004
                         ----------   ----------   ----------   ----------
Selected Income Statement
 Data:
Interest and dividend
 income                  $    5,925   $    3,950   $   16,117   $   11,168
Interest expense              3,581        2,305        9,486        6,647
                         ----------   ----------   ----------   ----------
Net interest income           2,344        1,645        6,631        4,521
Provision for loan losses        10           75          185          110
                         ----------   ----------   ----------   ----------
Net interest income after
 provision for loan
 losses                       2,334        1,570        6,446        4,411
Noninterest income              183          350          568          824
Noninterest expense           1,079          878        3,625        2,863
                         ----------   ----------   ----------   ----------
Income before income tax
 expense                      1,438        1,042        3,389        2,372
Income tax expense              579          393        1,355          973
                         ----------   ----------   ----------   ----------
Net income               $      859   $      649   $    2,034   $    1,399
                         ==========   ==========   ==========   ==========
Net income attributable
 to common stock         $      758   $      597   $    1,730   $    1,328
Per Share Data:
Net income:
  Basic                  $     0.14   $     0.13   $     0.36   $     0.30
  Diluted                $     0.13   $     0.12   $     0.32   $     0.26
Book value per common
 share                   $     7.35   $     5.41   $     7.35   $     5.41
Tangible book value per
 common share            $     7.35   $     5.41   $     7.35   $     5.41
Weighted average number
 of common shares
 outstanding:
  Basic (1)               5,433,075    4,506,524    4,829,371    4,500,871
  Diluted (1)             5,896,588    5,164,067    5,414,096    5,159,287
Common shares outstanding
 at end of period         8,299,823    4,506,524    8,299,823    4,506,524

(1) The weighted-average basic and diluted shares outstanding for the periods ended March 31, 2005 are signifcantly lower than the
    8,299,823 common shares outstanding at March 31, 2005 because the weighted-average calculation includes the shares issued in the
    Company's initial public offering (3,052,174 shares) for 17 days out of a total of three months and nine months, respectively.

                           BofI HOLDING,INC.
              SELECTED CONSOLIDATED FINANCIAL INFORMATION
             (Dollars in thousands, except per share data)

                       At or For the Three Months At or For the Nine Months
                             Ended March 31,           Ended March 31,
                         -----------------------   -----------------------

                            2005         2004         2005         2004
                         ----------   ----------   ----------   ----------
Performance Ratios and
 Other Data:
Loan originations for
 investment              $    4,585   $   13,630   $   32,141   $   50,828
Loan originations for
 sale                         4,993       16,235       14,787       59,878
Loan purchases                    -       18,856       70,872       71,324
Return on average assets       0.68%        0.78%        0.58%        0.61%
Return on average common
 stockholders’ equity          9.19%        9.83%        8.16%        7.40%
Interest rate spread(1)        1.66%        1.80%        1.73%        1.77%
Net interest margin(2)         1.88%        2.02%        1.94%        2.02%
Efficiency ratio(3)            42.7%        44.0%        50.4%        53.6%
Capital Ratios:
Equity to assets at end
 of period                    12.69%        7.63%       12.69%        7.63%
Tier 1 leverage (core)
 capital to adjusted
 tangible assets(4)           10.16%        8.22%       10.16%        8.22%
Tier 1 risk-based capital
 ratio(4)                     16.67%       11.53%       16.67%       11.53%
Total risk-based capital
 ratio(4)                     17.05%       11.87%       17.05%       11.87%
Tangible capital to
 tangible assets(4)           10.16%        8.22%       10.16%        8.22%
Asset Quality Ratios:
Net charge-offs to
 average loans
 outstanding(5)                   -            -            -            -
Nonperforming loans to
 total loans(5)                   -            -            -            -
Allowance for loan losses
 to total loans held for
 investment at end of
 period                        0.31%        0.30%        0.31%        0.30%
Allowance for loan losses
 to nonperforming
 loans(5)                         -            -            -            -

(1)  Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)  Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income.

(4)  Reflects regulatory capital ratios of Bank of Internet USA only.

(5)  At March 31, 2005 and 2004, we have had no nonperforming loans, no foreclosures and no specific loan loss allowances.

Contact:

Gary Lewis Evans
(858) 350-6213
Email: Gary@bankofinternet.com